CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 12 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 13, 1998, relating to the financial statements and financial highlights appearing in the December 31, 1997 Annual Report of Liberty Variable Investment Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Independent Accountants and Financial Statements" in the Statement of Additional Information.


/s/ Price Waterhouse LLP

Price Waterhouse LLP
Boston, Massachusetts
April 27, 1998